Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Martha Fleming, Howard Griffith Fidelity Southern Corporation (404) 240-1504

FIDELITY ELECTS NEW DIRECTOR OF COMPANY AND BANK

      ATLANTA, GA. (June 17, 2005) – Fidelity Southern Corporation (NASDAQ: LION) announced the election of James H. Miller III to its Board of Directors, and to the Board of Fidelity Bank.

      Mr. Miller, not related to Chairman J. B. Miller, Jr., is Senior Vice President and General Counsel of Georgia Power Company.

      Mr. Miller has been involved in many community activities, including current board membership of the Lakeshore Foundation, a non-profit organization that trains people with disabilities in athletic endeavors. He also serves on the boards of the United Way and Farrah Law Society.

      After earning a bachelor’s degree in marketing from the University of Alabama, Mr. Miller spent three years in the U. S. Navy and later earned the rank of lieutenant commander in the U.S. Navy Reserves. He earned a law degree from the University of Alabama. He is also a graduate of the Advanced Management program at Oxford University, England.

      “We are delighted to welcome Jim Miller to our Board,” said Fidelity Chairman J. B. Miller, Jr. “He is focused on community involvement. We look forward to benefiting from his considerable experience.”

      Fidelity Southern Corporation, through its operating subsidiary, Fidelity Bank, provides a wide range of banking, mortgage, and investment services through nineteen branches in Atlanta, Georgia. Automobile lending and mortgage and construction loans are also provided through offices in Jacksonville, Florida. For additional information about Fidelity’s products and services, please visit www.FidelitySouthern.com.

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